SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                                  ____________
                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported):  SEPTEMBER 30, 2003

                              EMERITUS CORPORATION
               (Exact name of registrant as specified in charter)

           WASHINGTON               1-14012              91-1605464
    (State or other jurisdiction  (Commission         (IRS Employer
          of incorporation)       File Number)     Identification No.)


                              Raymond R. Brandstrom
        Vice President of Finance, Chief Financial Officer, and Secretary
                              Emeritus Corporation
                         3131 Elliott Avenue, Suite 500
                            Seattle, Washington 98121
               (Address of principal executive offices) (Zip Code)

                                 (206) 298-2909
              (Registrant's telephone number, including area code)

ITEM  2.      ACQUISITION  OR  DISPOSITION  OF  ASSETS

EMERITRUST  TRANSACTIONS
Since 1999, we have managed 46 communities under arrangements with several related investor groups that involved (i) payment of management fees to us, (ii) options for us to purchase the communities at a price determined by a formula, and (iii) obligations to fund operating losses of certain communities. Daniel
R. Baty, our chief executive officer and a principal shareholder, has financial interests in the investor groups and other aspects of the transactions. On September 30, 2003, we completed a series of transactions that substantially changed our relationships and arrangements regarding these communities.

Background

In two separate transactions during the fall of 1998 and the spring of 1999, we arranged for two investor groups to purchase an aggregate of 41 of our operating communities and five communities then under development for a total purchase price of approximately $292.2 million. Of the 46 communities involved, 43 had been, or were proposed to be, leased to us by Meditrust Company LLC under sale/leaseback financing arrangements, and three had been owned by us. The first purchase, consisting of 25 communities, which we call the Emeritrust I communities, was completed in December 1998 and the second purchase, consisting of 21 communities, 16 of which we call the Emeritrust II Operating communities and five of which we call the Emeritrust II Development communities, was completed in March 1999.

Of the $168.0 million purchase price for the Emeritrust I communities, $138.0 million was financed through a three-year first mortgage loan with an independent party and $30.0 million was financed through subordinated debt and equity investments from the investor group. A group led by Holiday Retirement Corporation, of which Mr. Baty is the chairman and a principal shareholder, provided approximately $5.1 million of the equity. This group included Holiday as to a 40% interest and Columbia Pacific Master Fund '98 as to a 32% interest, with the remaining 28% interest being held by individual third party investors. Columbia Pacific Master Fund is a limited partnership of which Mr. Baty's family partnership is the general partner and share in 40% of income and gains after the limited partners of Columbia Pacific Master Fund receive a return on their investment plus a preferred return.

Of the $124.2 million purchase price for the Emeritrust II Operating communities and Emeritrust II Development communities, approximately $99.6 million was financed through three-year first mortgage loans with independent third parties and $24.6 million was financed through subordinated debt and equity investments from another investor group. A group led by Holiday provided approximately $4.9 million of the equity. This group included Holiday as to a 40% interest and C.P. '99 Pool as to a 32% interest, with the remaining 28% interest being held by individual third party investors. C.P. '99 Pool is a general partnership, which is comprised of two 50% limited partnerships, the first of which includes Mr. Baty's family partnership as its 40% general partner and the other of which included Mr. Baty's family partnership as a 20% general partner.

The investor groups retained us to manage all of the communities through December 31, 2001, and granted us options to purchase the communities at anytime prior to December 31, 2001. During 2000, the Emeritrust I communities failed to comply with covenants under the $138 million mortgage loan and in 2001 it became clear that we would not be able to purchase the communities under the options. As a result, the mortgage loans were restructured and the management agreements and options to purchase were extended to June 30, 2003 (to December 31, 2003, in the case of the five Emeritrust II Development communities). The discussion below reflects the terms of these arrangements as modified.

From January 1, 2002, through June 30, 2003, we received for the Emeritrust I communities a base management fee of 3% of gross revenues generated by the communities and an additional management fee of 4%, payable out of 50% of cash flow. The availability of operating cash flow to pay management fees was subject to first meeting mandatory owner distribution requirements, which include repayment of fees and expenses related to restructuring the mortgage loan and subsequent extension in September 2002. For the Emeritrust II
Operating communities and the Emeritrust II Development communities, we have received a base management fee of 5% of gross revenues and an additional management fee of 2%, payable to the extent that the communities meet certain cash flow standards. Prior to January 1, 2002, the management fees for the Emeritrust I communities were computed in this fashion.

Under the management agreements, we were obligated to reimburse the investor groups for cumulative cash operating losses greater than $4.5 million in the case of the Emeritrust I communities and $2.4 million in the case of the Emeritrust II Development communities. Since these thresholds had been exceeded, we were responsible for most cash operating losses generated by these communities if they occurred. There is no such funding arrangement with respect to the Emeritrust II Operating communities. Our funding obligations for the Emeritrust I communities have been $184,000, $1.3 million, and $4.9 million for 2002, 2001 and 2000, respectively. Our funding obligations for the Emeritrust II Development communities have been $137,000, $310,000 and $1.6 million in 2002, 2001, and 2000, respectively. There has been no funding obligation during 2003.

Although the amounts of our funding obligation each year included management fees earned by us under the management agreements, we did not recognize these management fees as revenue in our financial statements to the extent that we were funding the cash operating losses that include them. Correspondingly, we recognized the funding obligation under the agreement, less the applicable management fees, as an expense in our financial statements under the category "Other, net." Conversely, if the applicable management fees exceeded our funding obligation, we recognized the management fees less the funding obligation as management fee revenue in our consolidated financial statements. Management fees earned for the Emeritrust I communities have been $2.0 million, $4.0 million, and $2.1 million in 2002, 2001, and 2000, respectively, of which $1.8 million, $2.8 million, and zero, have been recognized in 2002, 2001, and 2000, respectively. Management fees earned for the Emeritrust II Development communities have been $764,000, $766,000, and $360,000, of which $699,000,
$673,000,  and  $174,000  have  been  recognized  in  2002,  2001,  and  2000, respectively. Management fees earned for the Emeritrust II Operating communities have been $1.9 million earned and recognized in each of the years, 2002, 2001, and 2000. During the first half of 2003, management fees both earned and recognized for Emeritrust I communities and Emeritrust II Operating communities were $1.8 million and $987,000, respectively. During the first half of 2003, management fees earned and recognized for Emeritrust II Development communities have been and $364,000 and $354,000, respectively.

Under the management agreements, we had an option to purchase 43 of the 46 Emeritrust communities and a right of first refusal with respect to the remaining three communities, both of which expired June 30, 2003, for the Emeritrust Operating communities and which were to expire December 31, 2003, for the Emeritrust Development communities. The purchase option was required to be exercised with respect to all communities or may not be exercised at all. If investor groups required Mr. Baty to purchase certain of the communities, upon the conditions described below, we had the right to exercise our option within 60 days of receiving notice of this action. The option price for the 43
Emeritrust communities was equal to the original cost of the communities of approximately $292 million, plus an amount that would provide the investor groups with a rate of return of approximately 18%, compounded annually, on their original investment of $54.6 million (less any cash distributions received). In connection with the exercise of the option, we were also obligated to pay certain costs and fees. Based upon current market conditions and valuations, we believe the option purchase price for these facilities exceeded their fair market value throughout the terms of the management agreements.

The management agreements, including the options to purchase the related communities, were subject to various termination provisions, including cross-default provisions among all three groups of communities. The management agreement for the Emeritrust I communities could have been terminated if cash distributions to the investor group did not meet certain levels or if the communities failed to meet certain coverage requirements under the mortgage loan. In addition, certain of the communities have been refinanced and, accordingly, our ability to exercise the option would have depended on whether we could have assumed or refinanced the debt secured by these communities. Termination or expiration of the management agreements or failure to exercise the options would have resulted in the loss of management fees and the substantial decrease in the number of communities we operate.

Under related agreements, the investor groups could have required Mr. Baty to purchase between ten and twelve of the Emeritrust communities, depending on the occurrence of any one of the following events: (a) we do not exercise our option to purchase the communities before the option expires, (b) we default under the management agreements,

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(c)  Mr.  Baty's  net worth falls below a certain threshold, (d) we experience a change of control or (e) Mr. Baty ceases to be our chief executive officer. If Mr. Baty were required to purchase some of the communities, he would also have had the option to purchase all of the Emeritrust communities on the same terms under which we are entitled purchase the communities, subject to our prior right to do so within a specified time period. As a part of the mortgage restructuring in 2001 related to the Emeritrust I communities, Mr. Baty agreed to make additional capital contributions to the investor groups to fund a partial repayment of the mortgage debt of $1.25 million during the first quarter of 2001, with additional $250,000 reductions each quarter thereafter, and agreed to pledge additional collateral to secure his obligation to purchase the
communities  under  these  purchase  requirements.   Under this arrangement, Mr.
Baty  has  paid  $3.5  million  that  has  been  applied  to  debt  reduction.

2003  Transactions

Effective June 30, 2003, the management agreement relating to the Emeritrust I communities was extended to January 2, 2004. We also have been indemnified against any funding obligations by a group of investors, including Mr. Baty. The management fees continue as a base fee of 3% of revenue and an additional fee of 4% of revenue, payable to the extent of 50% of cash flow. The options to purchase the communities have been terminated. As a result of recent sales or transfers of communities by the investor group, the number of Emeritrust I communities has been reduced from 25 to 23 communities. The interest rate on the underlying mortgage financing was increased, effective July 1, 2003, which has the effect of decreasing the additional management fee that is dependent on 50% of the cash flow of the communities. Because of the decrease in the number of managed communities and the reduction in cash flow, Emeritus anticipates that management fees earned on the Emeritrust I communities will decline to approximately $575,000 per quarter. Emeritus and the investor group have entered into an extension of the management agreement (excluding the funding obligation) through September 30, 2005, subject to termination by either party on 90 days notice. The management agreement, if approved by applicable lenders, would become effective January 2, 2004.

In connection with these management arrangements, Mr. Baty entered into an agreement with the investor group pursuant to which he guaranteed to the investor group (i) on or before September 30, 2005, the repayment of its invested capital together with a 6% rate of return, compounded annually, (less any cash distributions received) and (ii) the funding of operating deficits related to the Emeritrust I communities. Under these arrangements, Mr. Baty continues to assume responsibility for the underlying mortgage debt. Mr. Baty secured his obligations through a pledge of unrelated partnership interests and capital stock. The prior agreements under which the investor group could require Mr. Baty to purchase up to 12 communities was terminated.

As a part of these transactions, but subject to the lender's consent, the investor group has agreed to transfer one community to Mr. Baty subject to mortgage financing of $3.2 million, the amount of the underlying mortgage financing allocated to this community. If the transfer occurs, Mr. Baty will lease the community to us under a 10-year lease with rental of (i) debt service (including interest and principal) computed on a $3.2 million debt amount, the interest rate on the underlying mortgage financing and a 25 year amortization, plus a return equal to the interest rate on the underlying mortgage financing on $1.0 million of equity invested, and (ii) 50% of cash flow (after accounting for assumed management fees and capital expenditures). The base amount represents the original principal amount of mortgage debt allocated to this community before debt reductions funded by Mr. Baty. This community will be cross-collateralized by Mr. Baty with the Horizon Bay community owned by a Baty entity and leased to us, as described below.

On September 30, 2003, we acquired leasehold interests in the 16 Emeritrust II communities and the five Emeritrust II Development communities for a total cash purchase price of $118.6 million and issued, or agreed to issue, warrants to the seller to purchase 500,000 shares of common stock. The warrants have a five-year term and an exercise price of $7.60 per share, the closing price of the common stock on the American Stock Exchange on the closing date. We financed the cash purchase price through a REIT with a combination of lease and mortgage financing in the aggregate amount of $121.5 million. The lease of the 21 communities has a term of 15 years and provides for annual rent and debt service payments of approximately $11.9 million, with certain escalators. These communities will be included in the current master lease with the REIT relating to four other communities. Additional principal reductions may occur, at our option, through the increase in the amount of the lease financing

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

based  on  the  portfolio  achieving  certain  coverage  tests.

In addition to the cash purchase price for the communities, we intend to issue warrants to purchase 100,000 shares of our common stock to the Holiday group of investors pending AMEX approval. We issued warrants to purchase 400,000 shares to the other investors. The warrants expire September 30, 2008, and have an exercise price of $7.60 (subject to certain adjustments). The holders have limited registration rights.

As a result of his interests in the investor groups Mr. Baty has a financial interest in the transactions described above. In the purchase of the Emeritrust II Operating communities and Emeritrust II Development communities, entities affiliated with Mr. Baty received a return of their investment together with a 10% rate of return, compounded annually (less any cash distributions received). See the description of his interests in the "Background" section above.

HORIZON  BAY  TRANSACTIONS

On September 30, 2003, and in conjunction with the transactions related to the Emeritrust communities, we entered into an agreement to lease eight communities that we formerly managed. Upon transfer of applicable licenses, the terms of the leases are to be effective as of June 30, 2003.

Background

In April 2002, we entered into agreements to acquire the ownership interest of one community and the leasehold interest of seven communities for the assumption of the mortgage debt relating to the owned community and the lease obligations relating to the leased communities. The eight communities, comprising 617 units in Louisiana and Texas, had been previously operated by Horizon Bay Management L.L.C. In May 2002, we assigned our rights under these agreements to entities wholly owned by Mr. Baty and entered into five-year management agreements expiring April 30, 2007, with the Baty entities providing for a management fee of 5% of gross revenue. As a part of these agreements, we have the right to reacquire the one community and seven leased communities at any time prior to April 30, 2007, by assuming the mortgage debt and lease obligations and paying the Baty entities the amount of any cash investment in the communities, plus 9% per annum. In the original agreements of acquisition with the Baty entities, Horizon Bay agreed to fund operating losses of the communities to the extent of approximately $2.5 million in the first twelve months and $870,000 in the second twelve months following the closing. Under the management agreements with the Baty entities, we have agreed to fund any operating losses in excess of these limits over the five-year management term. In late 2002, the Baty entities and Horizon Bay altered their agreement relating to operating losses whereby (i) Horizon Bay paid the Baty entities $2 million and (ii) the Baty entities waived any further funding by Horizon of operating losses of the communities. This alteration did not change our funding commitment. During 2002, we received management fees of $661,000, including $120,000 of mobilization fees. For the first half of 2003, we received management fees of $409,000.

2003  Transactions

We have entered into agreements to assume the existing leases relating to the seven leased communities. In lieu of acquiring the remaining community subject to mortgage financing, we entered into an agreement to lease the community from the applicable Baty entity for a term of 10 years, with rent equal to the debt service on the mortgage indebtedness (including interest and principal) plus 25% of cash flow (after accounting for assumed management fees and capital expenditures). This community, when acquired by the Baty entity, will be cross-collateralized by Mr. Baty with an Emeritrust I community that Mr. Baty has agreed to acquire and lease to us, as described above. These transactions are subject to the transfer of applicable licenses, which we expect to occur within 90 days. Upon completion of the transactions, the lease terms will be effective as of June 30, 2003. Annual rent relating to the eight communities is estimated at $3.7 million, plus annual rent escalators based upon changes in the consumer price level index. We paid the Baty entities approximately $65,000, which represented their cash investment plus 9% per annum, as provided in the original agreement. Under the new agreement, the obligations to fund operating losses do not continue. As a result, we expect to incur unreimbursed operating losses from these communities for the remainder of the original funding period, which would have extended to April 30, 2004.

ITEM  7.      FINANCIAL  STATEMENTS  AND  EXHIBITS

(c)     Exhibits:



                                                                                                                        FOOTNOTE
NUMBER                                                     DESCRIPTION                                                   NUMBER
---------  ----------------------------------------------------------------------------------------------------------  --------
   10.52    EMERITRUST COMMUNITIES
10.52.12    Third Amendment to Management Agreement with Option to Purchase by and among Emeritus Management
            LLC ("Emeritus Management"), Emeritus Management I LP ("Texas Management"), Emeritus Corporation
            ("Emeritus"), and AL Investors LLC ("AL Investors"), effective June 30, 2003. . . . . . . . . . . . . . . . . .  (1)
10.52.13    Fourth Amendment to Management Agreement with Option to Purchase by and among Emeritus Management
            LLC ("Emeritus Management"), Emeritus Management I LP ("Texas Management"), Emeritus Corporation
            ("Emeritus"), and AL Investors LLC ("AL Investors"), dated September 30, 2003,  effective January 2, 2004. . .   (1)
10.52.14    Side Letter to Management Agreement with Option to Purchase by and among Emeritus Management LLC
            ("Emeritus Management"), Emeritus Management I LP ("Texas Manager"), Emeritus Corporation
            ("Emeritus"), and AL Investors LLC ("AL Investors"), effective June 30, 2003. . . . . . . . . .  . . . . . . .   (1)

   10.53    EMERITRUST II COMMUNITIES
10.53.13    Amended and Restated Master Lease Agreement between HEALTH CARE REIT, INC., HCRI Mississippi
            Properties, Inc., HCRI Massachusetts Properties Trust II, HCRI Texas Properties, LTD. (collectively
            "Landlord") and the registrant ("Tenant") dated September 30, 2003. . . . . . . . . . . . . . . .  . . . . . .   (1)
10.53.14    Amended and Restated Loan Agreement between HEALTH CARE REIT, INC. ("Lender") and the registrant
            ("Borrower") dated September 30, 2003.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . ..  (1)
10.53.15    Amended and Restated Note for $25.8 million between HEALTH CARE REIT, INC. ("Lender") and the registrant ("Borrower") dated September 30, 2003. . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . ..  (1)
10.53.16    Amended and Restated Leasehold Mortgage/Deed of Trust, Security Agreement, Assignment of Leases and
            Rents, Financing Statement and Fixture Filing by the registrant ("Trustor") and Commonwealth Land Title
            Insurance Company, Mid South Title Co., Lawyers Title of Arizona, Inc., Transnation Title & Escrow, Inc.,
            Carson Mills, AmeriTitle, William Fairbanks, Lawyers Title Realty Services, Inc., Transnation Title Insurance
            Insurance Company (collectively "Trustee") in favor of HEALTH CARE REIT, INC. ("Beneficiary") dated
            September 30, 2003. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . ..  (1)
10.53.17    Warrant for the Purchase of Shares of Common Stock by Emeritus Corporation ("Issuer"), for Senior Housing
            Partners I, LP ("Holder") for an aggregate of 400,000 shares, dated September 30, 2003.                          (1)
10.53.18    Master Agreement between Owners and Emeritus Corporation Regarding Sale of AL II Assisted Living
            Portfolio, dated September 30, 2003. . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (1)

   10.68    KINGSLEY PLACE AT ALEXANDRIA, LOUISIANA, KINGSLEY PLACE AT LAKE CHARLES,  LOUISIANA, KINGSLEY PLACE AT
            LAFAYETTE, LOUISIANA, KINGSLEY PLACE OF SHREVEPORT, LOUISIANA, KINGSLEY PLACE OF HENDERSON, TEXAS, KINGSLEY
            PLACE AT OAKWELL FARMS, TEXAS, KINGSLEY PLACE AT THE MEDICAL CENTER, TEXAS, KINGSLEY PLACE AT STONEBRIDGE,
            TEXAS. THE FOLLOWING AGREEMENTS ARE REPRESENTATIVE OF THOSE EXECUTED IN CONNECTION WITH THESE PROPERTIES:
10.68.17    Termination of Amended and Restated Funding Agreement by and between Emeritus Corporation ("Emeritus") and
            HB-ESC I, LLC, HB-ESC II, LLC, and HB-ESC V, LP (collectively "HB Entities") effective June 30, 2003..  . . . .  (1)
10.68.18    Global Amendment to Management Agreements by and between Emeritus Corporation ("Emeritus") and HB-
            ESC I, LLC, HB-ESC II, LLC, HB-ESC IV, LP, and HB-ESC V, LP (collectively "HB Licenses") effective June
            30, 2003.  . .  . .  . .       . .  . .    . .  .   . .  . .    .  . .  . .    . .  . .      . .  . .            (1)

    99.1    Press Releases
  99.1.1    Press Release dated October 1, 2003, Emeritus Announces Sale-Leaseback of Four Facilities.. . . . . . . . . . .  (1)
  99.1.2    Press Release dated October 6, 2003, Emeritus Announces Lease of Emeritrust II Facilities.. . . . . . . . . . .  (1)

-----------------------
(1)     Filed  herewith


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                                    SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
EMERITUS  CORPORATION

                                            By:     /s/  Raymond  R.  Brandstrom
                                                    ----------------------------
                                                    Raymond R. Brandstrom
                                                    Vice President of Finance,
                                                    Chief  Financial  Officer,
                                                    and  Secretary


Dated:  October  14,  2003


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